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                                                                   EXHIBIT 10.29

              SUMMARY DESCRIPTION OF EBANK FINANCIAL SERVICES, INC.
                       DIRECTOR COMPENSATION ARRANGEMENTS

Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors. We pay non-employee directors, other than our chairman of the board, $400 for each board meeting attended in person and $200 for attendance via teleconference. We pay our chairman of the board $5,000 per month in director's fees and he does not receive additional fees for meeting attendance. We also pay on the behalf of our chairman of the board certain athletic club dues (amounting to approximately $1,428 in 2004). We typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings except for airfare.